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Filed pursuant to Rule 424(b)(3)
SEC File No. 333-186019

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 28, 2013

11,500,000 Shares

Bonanza Creek Energy, Inc.

Common Stock

        Project Black Bear LP, the selling stockholder, is offering 11,500,000 shares of our common stock.

        Our common stock is listed on the New York Stock Exchange under the symbol "BCEI." On January 31, 2013, the last reported sale price of our common stock on the New York Stock Exchange was $30.88 per share.

        The underwriters have an option to purchase a maximum of 1,500,000 additional shares of our common stock from the selling stockholder.

        Investing in our common stock involves risks. Please read "Risk Factors" beginning on page S-16 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholder
Per Share	$29.50	$1.18	$28.32
Total	$339,250,000	$13,570,000	$325,680,000

        Delivery of the shares of common stock will be made on or about February 6, 2013.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Raymond James

KeyBanc Capital Markets	BMO Capital Markets	Scotiabank / Howard Weil

Stifel Nicolaus Weisel	Wunderlich Securities

SOCIETE GENERALE	SunTrust Robinson Humphrey	C.K. Cooper & Company

Miller Tabak	KLR Group	IBERIA Capital Partners L.L.C.

The date of this prospectus supplement is January 31, 2013

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS	1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	2
THE COMPANY	3
RATIO OF EARNINGS TO FIXED CHARGES	3
RISK FACTORS	4
USE OF PROCEEDS	5
DESCRIPTION OF CAPITAL STOCK	6
DESCRIPTION OF DEBT SECURITIES	10
DESCRIPTION OF WARRANTS	23
DESCRIPTION OF UNITS	25
SELLING STOCKHOLDERS	26
PLAN OF DISTRIBUTION	27
LEGAL MATTERS	27
EXPERTS	27
WHERE YOU CAN FIND MORE INFORMATION	28
INFORMATION INCORPORATED BY REFERENCE	28

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement is part of a "shelf" registration statement (the "Registration Statement") that we filed with the Securities and Exchange Commission ("SEC") on January 15, 2013, as amended on January 28, 2013, under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus supplement to the Registration Statement describes the specific terms of this offering. The Registration Statement gives more general information, some of which may not apply to this offering. You should read this entire prospectus supplement, as well as the Registration Statement and the documents incorporated by reference that are described under "Where You Can Find More Information" and "Incorporation of Certain Information by Reference." In the event that the description of this offering varies between this prospectus supplement and the Registration Statement, you should rely on the information contained in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the Registration Statement. We, the selling stockholder and the underwriters have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We, the selling stockholder and the underwriters are not making any offer to sell these securities in any jurisdiction where the offer to sell is not permitted. You should not assume that the information we have included in this prospectus supplement and the Registration Statement is accurate as of any date other than the date hereof or thereof respectively, or that information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless the context requires otherwise or unless otherwise noted, all references in this prospectus supplement to (i) "BCEI" the "Company," "we," "our" and "us" refer to Bonanza Creek Energy, Inc. and its subsidiaries and (ii) the "selling stockholder" refer to Project Black Bear LP.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus, including information incorporated herein and therein by reference, contain various statements, including those that express belief, expectation or intention, as well as those that are not statements of historical fact, that are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements may include projections and estimates concerning our capital expenditures, our liquidity and capital resources, our estimated revenues and losses, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, our business strategy and other statements concerning our operations, economic performance and financial condition. When used in this prospectus supplement or the accompanying prospectus, the words "could," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "potential," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. We have based these forward-looking statements on certain assumptions and analyses we have made in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. The actual results or developments anticipated by these forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, and may not be realized or, even if substantially realized, may not have the expected consequences. Forward-looking statements may include statements about:

  •
  our ability to replace oil and natural gas reserves;

  •
  declines or volatility in prices we receive for our oil and natural gas;

  •
  our financial position;

  •
  our cash flow and liquidity;

  •
  general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business;

  •
  the recent economic slowdown that has adversely affected and may continue to adversely affect consumption of oil and natural gas by businesses and consumers;

  •
  our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop our undeveloped acreage positions;

  •
  the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

  •
  uncertainties associated with estimates of proved oil and gas reserves and, in particular, probable and possible resources;

  •
  the possibility that the industry may be subject to future regulatory or legislative actions (including additional taxes and changes in environmental regulation);

  •
  environmental risks;

  •
  drilling and operating risks, including risks related to horizontal drilling;

  •
  exploration and development risks;

  •
  competition in the oil and natural gas industry;

  •
  management's ability to execute our plans to meet our goals;

  •
  our ability to retain key members of our senior management and key technical employees;

  •
  access to adequate gathering systems and pipeline take-away capacity to execute our drilling program;

  •
  our ability to secure firm transportation for oil and natural gas we produce and to sell the oil and natural gas at market prices;

  •
  costs associated with perfecting title for mineral rights in some of our properties;

  •
  continued hostilities in the Middle East and other sustained military campaigns or acts of terrorism or sabotage; and

  •
  other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations or pricing.

All forward-looking statements speak only as of the date of this prospectus supplement and the accompanying prospectus. We disclaim any obligation to update or revise these statements unless required by law, and you should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus supplement and the accompanying prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk Factors" and elsewhere in this prospectus supplement and the accompanying prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

 PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus supplement, the Registration Statement and the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in our common stock. For a more complete understanding of our Company and this offering, we encourage you to read this entire prospectus supplement, including "Risk Factors," the Registration Statement and the financial and other information incorporated by reference in this prospectus supplement and the other documents to which we have referred you.

 The Company

Overview

        We are an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. Our assets and operations are concentrated primarily in the Wattenberg field in Colorado (Rocky Mountain region) and southern Arkansas (Mid-Continent region). Our management team has extensive experience acquiring and operating oil and gas properties, which we believe will contribute to the continued development of our sizable inventory of projects including those targeting the Niobrara oil shale formation in our Rocky Mountain region and oily Cotton Valley sands in our Mid-Continent region.

Properties

        We are currently focused on developing what we have identified as significant unconventional resource potential from the Niobrara and Codell formations in the Wattenberg field located in Colorado and continuing to develop our acreage in the oily portion of the Cotton Valley formation in Southern Arkansas. We believe the location, size and concentration of our acreage in our core project areas create an opportunity for us to achieve cost, recovery and production efficiencies through the development of our project inventory. In 2012, we drilled and completed 154 gross (146.1 net) operated wells and 9 gross (2.0 net) non-operated wells.

Wattenberg Field—Weld County, Colorado

        As of December 31, 2012, we held approximately 30,800 net acres in the Wattenberg field in Weld County, Colorado where we are currently producing oil and liquids-rich natural gas primarily from the Niobrara and Codell formations. During 2012, we had a net increase of approximately 1,500 net acres in the Wattenberg field, which includes an increase in net acreage of approximately 6,000 acres through acquisitions and leasing in our core area and a reduction of approximately 4,500 net acres due to expiration of non-core lands, adjustments in ownership due to further title information and other adjustments including strategic partnerships. As of December 31, 2011, our estimated proved reserves in the Wattenberg field were 20.8 MMBoe, of which 59% were oil and 36% were proved developed. As of December 31, 2012, we had a total of 296 gross (276.5 net) producing wells (of which 14 gross (3.5 net) are non-operated) and our net average daily production for 2012 through September 30, 2012 was approximately 3,733 Boe/d. As of December 31, 2012, our working interest for all operated producing wells in the Wattenberg field averaged 96.8% and our net revenue interest was approximately 79.5%.

        In this field, we will continue to apply horizontal drilling and multi-stage fracture stimulation techniques in an effort to significantly improve our economic returns as compared to those derived from vertical drilling. To date, we have successfully applied horizontal drilling and multi-stage fracture stimulation completion techniques to the Niobrara oil shale in the "B" Bench at 80-acre spacing. We have also drilled horizontal wells into the Niobrara "C" Bench and Codell formation to test additional resource potential. Additionally, we have drilled an extended reach lateral well and intend to test downspacing to 40-acres in the Niobrara "B" Bench to test potential further increases in capital efficiency and resource recovery.

        In 2012, we drilled 33 gross (31.8 net) horizontal Niobrara "B" Bench wells, one gross (1.0 net) horizontal Codell well, one gross (1.0 net) horizontal Niobrara "C" Bench well and one gross (1.0 net) extended reach lateral well in the Niobrara "B" Bench. The 31 horizontal Niobrara wells we drilled for which we have sufficient production data have averaged 30-day initial production rates of 503 Boe/d (76% crude oil), a 10% increase over the 2011 four well program average of 458 Boe/d, and the 60-day initial production rate on the 25 of these wells for which we have sufficient data have averaged 394 Boe/d. The average drilling and completion cost of these wells was approximately $4.2 million. The Codell horizontal well drilled in 2012 had an average 30-day initial production rate of 370 Boe/d (81% crude oil).

Mid-Continent Region

        In southern Arkansas, we are primarily targeting the oil-bearing Cotton Valley sands in the Dorcheat Macedonia and McKamie Patton fields. As of December 31, 2011, our estimated proved reserves in this region were 21.6 MMBoe, 67.4% of which were oil and natural gas liquids and 40.5% of which were proved developed. As of December 31, 2012, we operated 193 gross (168.5 net) active producing wells. During 2012, we drilled 45 gross (40.2 net) vertical wells in the Dorcheat Macedonia and McKamie Patton fields.

        As of year-end 2011, our wells in the Dorcheat Macedonia field were on 10-acre spacing. During 2012, we drilled a three-well test at five-acre spacing and expect to drill another three-well five-acre test in 2013 to determine optimal spacing for full field development.

Gas Processing Facilities

        Our gas processing facilities are strategically located to serve our production in the Mid-Continent region. We currently have two operating facilities located adjacent to the McKamie Patton and Dorcheat Macedonia fields in Arkansas. These facilities have a combined processing capacity of approximately 28 MMcf/d of natural gas and 58,000 gallons per day of natural gas liquids. These facilities process natural gas using a cryogenic process to remove liquids from the gas stream ultimately creating propane, mixed liquids and natural gas for sale at the tailgate of each facility. We also own approximately 150 miles of natural gas gathering pipeline that serves the facilities and surrounding field areas and 32 miles of rights-of-way that can be utilized to connect to other gas fields or future sales outlets. In order to accommodate increased gas volumes, we plan to invest approximately $19.0 million to build an additional facility of approximately 12.5 MMcf/d of natural gas and 28,000 gallons per day of natural gas liquids capacity next to our existing Dorcheat Macedonia facility. We expect this expansion to be operational in the first quarter of 2013, bringing our total processing capacity to approximately 40 MMcf/d and 86,000 gallons per day of natural gas liquids.

Reserves

        Cawley, Gillespie & Associates, Inc., our independent reserve engineers, estimated our net proved reserves as of December 31, 2011, to be as follows:

Estimated Proved Reserves	Crude Oil	Natural Gas	Natural Gas Liquids	Total Proved
	(MBbls)	(MMcf)	(MBbls)	(MBoe)
Developed
Mid-Continent	5,042	14,783	1,237	8,743
Rocky Mountain	5,310	16,530	—	8,065
California	253	—	—	253
Undeveloped
Mid-Continent	5,926	27,457	2,358	12,860
Rocky Mountain	7,661	34,212	—	13,363
California	429	—	—	429

Total Proved	24,621	92,982	3,595	43,713

        For 2013, we have elected to pursue a drilling program in our development of the Wattenberg field that relies exclusively on horizontal drilling. We believe that a horizontal drilling program in this field, when compared with a vertical drilling program, will yield more productive wells because of extended contact with the formation resulting in greater recovery of reserves than if our properties were developed using vertical drilling. While we currently believe horizontal drilling will be the most efficient, cost effective and productive approach to the development of our properties, horizontal drilling is not without challenges. Generally, horizontal drilling is more complex and more expensive on a per well basis than vertical drilling. Additionally, operational changes are continually being made to determine the most effective way to produce the wells, the most recent of which is the installation of gas lift equipment to aid in lifting the produced fluids in the early life of the wells.

        With respect to reserves, we expect that as a result of this transition we will experience revisions, in both proved developed producing and proved undeveloped categories, because of the smaller body of scientific data available to support proved reserves from horizontal wells relative to vertical wells. In the Wattenberg field, significant horizontal development has only been taking place for approximately three years, whereas the field has been developed using vertical techniques for over 40 years. The amount of production data available from horizontal wells that engineers primarily utilize to estimate reserves is relatively small and we expect that significant caution will be employed in estimating reserves from horizontal wells in the Wattenberg field in these early years of horizontal development. Additionally, as new horizontal wells are brought on production, we have experienced lower than expected performance from some vertical Codell/Niobrara wells as a result of offsetting horizontal operations and increased line pressure from our third party gas purchaser.

Recent Developments

2013 Capital Program

        We estimate our total capital expenditure budget for 2013 will be approximately $394 million, approximately 80% of which will be allocated to the Wattenberg field and 20% of which will be allocated to southern Arkansas. However, the actual amount of our capital expenditures in 2013 will be subject to a number of factors, including economic conditions and commodity prices. We have the flexibility to reduce or augment the budget as appropriate.

        In the Rocky Mountain region, we expect to invest $282 million to drill 72 gross (64.5 net) operated horizontal wells in the Wattenberg field. We began the year with two operated rigs and plan to increase to four by early in the second quarter. We also expect to increase our operated approximately 4,000 foot lateral wells on production from 38 for the year ended December 31, 2012 to 109 for the year ended December 31, 2013. The remainder of our 2013 capital expenditure program in the Rocky Mountain region is anticipated to include participation in two net non-operated wells, procurement of additional seismic testing and maintenance capital expenditures.

        In Arkansas, we plan to spend approximately $60 million to drill 36 gross (30.6 net) wells, recomplete 114 gross (98.2 net) wells and continue testing the potential for five-acre spacing in the Dorcheat Macedonia field. We plan to spend the remainder of approximately $10 million allocated to the Mid-Continent region on the expansion of our gas processing facilities and maintenance capital. Our third gas processing facility is expected to be online in first quarter 2013, bringing total processing capacity to approximately 40 million cubic feet per day. See "The Company—Properties—Gas Processing Facilities."

Recent Operating Results

        Our seven most recently completed horizontal wells in the Wattenberg field had an average 30-day initial production rate of 560 Boe/d, of which 78% was crude oil. In this field, the 30-day average initial production rate for the 31 horizontal Niobrara wells for which we have sufficient production data was 503 Boe/d (76% oil; 24% liquids-rich gas) and the 60-day average initial production rate for 25 of these wells for which we have sufficient production data was 394 Boe/d (74% oil; 26% liquids-rich gas).

        During the fourth quarter 2012, we drilled and completed the North Platte J-F-24HZ, our first horizontal Codell well. The well delivered a 30-day average initial production rate of 370 Boe/d (81% crude oil) while producing up tubing under controlled flow-back conditions. Late in the fourth quarter of 2012, we also drilled and completed our first horizontal well in the Niobrara "C" Bench and our first extended reach lateral well in the Niobrara "B" Bench.

California Divestiture

        On August 31, 2012, we sold our property in the Kern River field for approximately $5.1 million and recorded a gain on the sale of $4.3 million. On October 15, 2012, we sold our property in the Sargent field in California for approximately $3.2 million, approximately equal to its book value. On November 9, 2012, we sold our property in the Greeley field for approximately $1.1 million, approximately equal to its book value. Our remaining California asset, our property in the Midway-Sunset field, is in the process of being sold.

Hedging Update

        As of January 3, 2013, we had approximately 2.2 Mboe of production hedged for 2013 and 1.1 Mmboe of production hedged for 2014. The following table provides a summary of derivative contracts as of January 3, 2013:

Settlement Period	Derivative Instrument	Notional Amount per Day (Bbl/Mmbtu)	Average Floor Price	Average Ceiling Price
Oil
2013	Collar	2,940	$88.25	$102.59
	Swap	2,837	$88.54	$88.54
2014	Collar	2,341	$85.00	$95.87
	Swap	625	$90.80	$90.80
Gas
2013	Swap(1)	509	$6.40	$6.40

(1)
This swap expires on October 31, 2013.

Credit Facility

        On May 8, 2012, we entered into an amendment with the lenders under our credit facility to, among other things, increase our credit facility to $600 million and our borrowing base to $245 million. As of September 30, 2012, we had $170.3 million outstanding (including a $48 million letter of credit obligation) and $74.7 million of borrowing capacity available under our credit facility. On October 30, 2012, the borrowing base under the facility was increased to $325 million. As of January 15, 2013, we had $219.5 million outstanding (including a $48 million letter of credit obligation) and $105.5 million of borrowing capacity available under our credit facility.

Corporate Information

        We were incorporated under the laws of the State of Delaware on December 2, 2010. Our principal executive offices are located at 410 17th Street, Suite 1400, Denver, Colorado 80202. The telephone number at our principal executive offices is (720) 440-6100. Our website address is www.bonanzacrk.com. Information contained on our website is not deemed part of this prospectus supplement.

 THE OFFERING

Selling stockholder	Project Black Bear LP
Common stock offered by the selling stockholder	11,500,000 shares of our common stock, or 13,000,000 shares of our common stock if the underwriters exercise their option to purchase additional shares of common stock in full.
Common stock outstanding after this offering	40,115,536 shares. The number of shares of common stock outstanding will not change as a result of this offering.
Use of proceeds	We will not receive any of the proceeds from the sale of any shares of our common stock by the selling stockholder. See "Use of Proceeds" and "Underwriting."
Controlled Company Status

Upon completion of this offering, Project Black Bear LP will no longer control a majority of the voting power of our outstanding common stock. Accordingly, at such time we will no longer qualify as a "controlled company" for purposes of certain exemptions from the New York Stock Exchange (the "NYSE") corporate governance standards. As a result, we will be required to have fully independent nominating and corporate governance and compensation committees within one year after the completion of this offering.

Prior to this offering, our board of directors has determined that two of the three members of our nominating and corporate governance committee, two of the three members of our compensation committee, all three members of our audit committee and four of the seven members of our board of directors are independent for purposes of the NYSE corporate governance standards. Should this offering be completed, we intend to appoint certain of our existing independent directors or appoint additional directors who meet the NYSE independence requirements to the compensation and nominating and governance committees within the time periods required by the NYSE corporate governance standards.

Risk Factors	Investing in our common stock involves risks. Please read "Risk Factors" for a discussion of certain factors you should consider before making an investment in our common stock.
Dividend policy	We are currently prohibited from paying dividends under the terms of our credit facility. We cannot assure you that any dividends will be declared or paid by us. Please read "Dividend Policy."
NYSE symbol	BCEI

 SUMMARY HISTORICAL FINANCIAL DATA

        The following tables set forth summary historical financial data as of and for the periods indicated. The consolidated statement of operations data for the year ended December 31, 2011 and for the nine months ended September 30, 2011 and 2012 and the consolidated balance sheet data as of December 31, 2011 and September 30, 2012 are derived from (a) our audited consolidated financial statements as of December 31, 2011 and for the year ended December 31, 2011 and the period from inception (December 23, 2010) to December 31, 2010, and Bonanza Creek Energy Company, LLC and subsidiaries (predecessor) consolidated financial statements as of and for the period from January 1, 2010 to December 23, 2010 and the year ended December 31, 2009 incorporated in this prospectus supplement by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 28, 2012 and (b) our unaudited consolidated financial statements as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011 incorporated in this prospectus supplement by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 filed with the Securities and Exchange Commission on November 9, 2012. In management's opinion, these financial statements include all adjustments necessary for the fair presentation of our financial condition as of such dates and our results of operations for such periods.

        The summary historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated in this prospectus supplement by reference from our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 28, 2012 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 filed with the Securities and Exchange Commission on November 9, 2012. The financial information included in this prospectus supplement may not be indicative of our future results of operations, financial position and cash flows.

		Nine Months Ended September 30,
	Year Ended December 31, 2011
		2011	2012
		(unaudited)	(unaudited)
NET REVENUES
Oil and gas sales	$105,723,993	$70,608,993	$157,613,348
OPERATING EXPENSES:
Lease operating	18,252,963	12,040,775	22,506,131
Severance and ad valorem taxes	5,918,566	3,778,946	9,387,094
Exploration	876,971	566,210	9,563,876
Depreciation, depletion and amortization	28,014,077	18,472,491	41,751,296
Impairment of proved properties	623,039	623,039	268,500
General and administrative (including $4,436,794, $132,720, and $2,912,248, respectively, of stock compensation)	17,612,943	9,115,956	22,410,369

Total operating expenses	71,298,559	44,597,417	105,887,266

INCOME FROM OPERATIONS	34,425,434	26,011,576	51,726,082

OTHER INCOME (EXPENSE):
Other loss	(110,276)	(100,805)	(82,930)
Interest expense	(4,017,230)	(2,686,684)	(2,341,843)
Unrealized gain (loss) in fair value of commodity derivatives	225,393	7,095,912	2,985,356
Realized gain (loss) on settled commodity derivatives	(3,024,136)	(2,353,187)	(1,173,619)

Total other income (expense)	(6,926,249)	1,955,236	(613,036)

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	27,499,185	27,966,812	51,113,046

Income tax expense	(12,890,328)	(13,176,124)	(19,797,360)

INCOME FROM CONTINUING OPERATIONS	$14,608,857	$14,790,688	$31,315,686

DISCONTINUED OPERATIONS
Loss from operations associated with oil and gas properties held for sale (including impairments of $3.4 million, $3.4 million and $1.6 million, respectively)	(3,609,764)	(3,635,226)	(791,394)
Gain on sale of oil and gas properties	—	—	4,279,998
Income tax (expense) benefit	1,692,088	1,712,555	(1,331,147)

Income (loss) associated with oil and gas properties held for sale	(1,917,676)	(1,922,671)	2,157,457

NET INCOME	$12,691,181	$12,868,017	$33,473,143

BASIC AND DILUTED INCOME PER SHARE
Income from continuing operations	$0.49	$0.51	$0.79

Income (loss) from discontinued operations	$(0.06)	$(0.07)	$0.06

Net income per common share	$0.43	$0.44	$0.85

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK—BASIC AND DILUTED	29,576,442	29,122,521	39,476,133

	As of December 31, 2011	As of September 30, 2012
		(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$2,089,674	$4,845,583
Property and equipment, net	618,229,399	863,914,158
Oil and gas properties held for sale, net(1)	9,895,508	5,038,282
Total assets	664,349,012	925,537,805
Long term debt, including current portion:
Credit facility(2)	6,600,000	122,300,000
Contractual obligation for land acquisition	—	33,081,306
Total members'/stockholders' equity	$527,981,516	$564,364,605

	Year Ended December 31, 2011	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
		(unaudited)	(unaudited)
Other Financial Data:
Net cash provided by operating activities	$57,603,104	$37,333,432	$92,647,818
Net cash (used in) investing activities	(158,902,475)	(110,851,609)	(204,914,481)
Net cash provided by financing activities	103,389,045	73,670,746	115,022,572
Adjusted EBITDAX	68,577,102	45,778,373	107,988,735

(1)
During June 2012, we began marketing, with an intent to sell, all of our oil and gas properties in California. Assets are classified as held for sale when the Company commits to a plan to sell the assets and there is reasonable certainty that the sale will take place within one year.

(2)
As of January 16, 2013, we had $171.5 million outstanding under our credit facility.

  Adjusted EBITDAX

        Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies and is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.

        Management believes Adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed below from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income or cash flows from operating activities as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDAX is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet debt service requirements.

	Year Ended December 31, 2011	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
Adjusted EBITDAX Reconciliation to Net Income:
Net income	$12,691,181	$12,868,017	$33,473,143
Changes in unrealized (gain) on derivative instruments	(225,393)	(7,095,912)	(2,985,356)
Income taxes	11,198,240	11,463,569	21,128,507
(Gain) on sale of properties	—	—	(4,279,998)
Interest expense	4,017,230	2,686,684	2,341,843
Depreciation, depletion and amortization	31,507,596	21,083,067	43,900,774
Impairment of oil and gas properties	4,067,023	4,067,023	1,916,690
Non-cash stock compensation	4,436,794	132,720	2,912,248
Exploration expenses	884,431	573,205	9,580,884

Adjusted EBITDAX	$68,577,102	$45,778,373	$107,988,735

SUMMARY RESERVE DATA

        The estimates of our net proved reserves as of December 31, 2010 and 2011 are based on reserve reports prepared by Cawley, Gillespie & Associates, Inc., our independent reserve engineers, which was founded in 1961 and performs consulting petroleum engineering services under Texas Board of Professional Engineers Registration No. F-693.

	Bonanza Creek Energy, Inc.	Bonanza Creek Energy, Inc.
	As of December 31, 2010	As of December 31, 2011
Estimated Proved Reserves:
Crude oil (MBbls)	18,601	24,621
Natural gas (MMcf)	62,884	92,982
Natural gas liquids (MBbls)	3,778	3,594

Total proved (MBoe)(1)	32,860	43,712

Proved developed producing (MBoe)	7,478	11,245
Proved developed non-producing (MBoe)	4,048	5,815

Total proved developed (MBoe)	11,526	17,060
Proved undeveloped (MBoe)	21,334	26,652

PV-10 ($ in millions)	$461.6	$794.0

(1)
Determined using the ratio of 6 Mcf of natural gas being equivalent to one Bbl of crude oil.

  PV-10

        PV-10 is a non-GAAP financial measure and represents the present value of estimated future cash inflows from proved oil and natural gas reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash inflows and using the twelve month unweighted arithmetic average of the first-day-of-the-month price for each of the preceding twelve months. PV-10 differs from Standardized Measure because it does not include the effects of income taxes. Neither PV-10 nor Standardized Measure represents an estimate of fair market value of our natural gas and crude oil properties. PV-10 is used by the industry and by our management as an arbitrary reserve asset value measure to compare against past reserve bases and the reserve bases of other business entities that are not dependent on the taxpaying status of the entity.

        The following table provides a reconciliation of our PV-10 to Standardized Measure:

	Bonanza Creek Energy, Inc.	Bonanza Creek Energy, Inc.
(in millions)	As of December 31, 2010	As of December 31, 2011
PV-10	$461.6	$794.0
Estimated taxes	(86.9)	(127.8)

Standardized measure	$374.7	$666.2

 SUMMARY OPERATIONS DATA

	Nine Months Ended September 30,
	2011	2012	Change	Percent Change
Production volumes
Crude oil (MBbls)	584.7	1,462.6	877.9	150%
Natural gas (MMcf)	1,821.4	3,740.7	1,919.3	105%
Natural gas liquids (MBbls)	128.8	202.4	73.6	57%
Crude oil equivalent (MBoe)(1)	1,017.1	2,288.5	1,271.4	125%
Production volumes (Boe/d)(1)(3)	3,726	8,352	4,626	125%

	Nine Months Ended September 30,
	2011	2012	Change	Percent Change
Average Prices (before hedging)(1):
Crude oil (per Bbl)	$89.37	$91.53	$2.16	2%
Natural gas (per Mcf)	5.09	3.27	(1.82)	(36)%
Natural gas liquids (per Bbl)	68.54	55.90	(12.64)	(18)%
Crude oil equivalent (per Boe)(1)	69.18	68.79	(0.39)	(1)%

	2011	2012	Change	Percent Change
Average Prices (after hedging)(2):
Crude oil (per Bbl)	$84.53	$90.16	$5.63	7%
Natural gas (per Mcf)	5.36	3.49	(1.87)	(35)%
Natural gas liquids (per Bbl)	68.54	55.90	(12.64)	(18)%
Crude oil equivalent (per Boe)(1)	66.87	68.28	1.41	2%

(1)
Does not include data relating to sales of CO2.

(2)
Although we do not designate our derivatives as cash flow hedges for financial statement purposes, the derivatives do economically hedge the price we receive for crude oil and natural gas.

(3)
Excludes 182 Boe/d and 181 Boe/d, respectively, of production from our California assets.

RISK FACTORS

        An investment in our common stock is subject to a number of risks. You should carefully consider the following risks, as well as the section titled "Risk Factors" included in our annual report on Form 10-K for the year ended December 31, 2011 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, which are incorporated herein by reference, as well as the other documents incorporated herein by reference, in evaluating this investment. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In any such case, the trading price of our common stock and other securities could decline, and you could lose all or part of your investment. Certain statements in this section are forward-looking statements. For a discussion of these statements, see "Cautionary Statement Regarding Forward-Looking Statements."

The market price and trading volume of our common stock may be volatile and our stock price could decline.

        The trading price of shares of our common stock has from time to time fluctuated widely and in the future may be subject to similar fluctuations. The trading price of our common stock may be affected by a number of factors, including our operating results, financial condition, drilling activities, general conditions in the oil and natural gas exploration and development industry, general economic conditions, the securities markets and the risk factors set forth in this prospectus and contained in our reports filed with the SEC, which are incorporated herein by reference.

        If our existing stockholders sell a large number of shares of our common stock in the public market, the market price of our common stock could decline significantly. In addition, the perception in the public market that our existing stockholders might sell shares of common stock could depress the market price of our common stock, regardless of the actual plans of our existing stockholders. The selling stockholder currently owns 13,578,275 shares, or approximately 33.8% of our outstanding common stock, and an affiliate of the selling stockholder has shared voting control over an additional 7,587,859 shares, or approximately 18.9% of our outstanding common stock, held by Her Majesty the Queen in Right of Alberta ("HMQ"), in her own capacity and as trustee/nominee for certain Alberta pension clients, for which Alberta Investment Management Corporation ("AIMCo") serves as investment manager. This prospectus supplement relates to an effective shelf registration statement that registers a portion of the selling stockholder's 13,578,275 shares. Each of the selling stockholder, HMQ and certain other existing stockholders currently has the right to require us to register under the Securities Act all shares of our common stock currently held by them, subject to the terms and conditions of the Registration Rights Agreement (as defined below). HMQ has not exercised its registration rights and is not participating in this offering. Registration of the HMQ shares or remaining shares held by the selling stockholder would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement.

        In addition to the shares subject to this prospectus supplement and the Registration Rights Agreement, we may issue additional shares of our common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock or substantially similar securities, which may result in dilution to our stockholders. In addition, our stockholders may be further diluted by future issuances under our equity incentive plans. The market price of our common stock could decline as a result of sales or issuances of a large number of shares of our common stock or similar securities in the market or the perception that such sales or issuances could occur.

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and liquidation.

        The Registration Statement of which this prospectus supplement forms a part gives us the ability to issue a number of different varieties of securities. In the future, we may issue debt or equity securities or securities convertible into or exchangeable for equity securities, or we may enter into debt-like financing that is unsecured or secured by any or all of our properties. Such securities may be senior to our common stock as to distributions. In addition, in the event of our liquidation, our lenders and holders of our debt and preferred securities would receive distributions of our available assets before distributions to the holders of our common stock.

We are dependent on third party pipeline, trucking and rail systems to transport our production and, in the Wattenberg field, gathering and processing systems to prepare our production. These systems have limited capacity and at times have experienced service disruptions. Curtailments, disruptions or lack of availability in these systems interfere with our ability to market the oil and natural gas we produce, and could materially and adversely affect our cash flow and results of operations.

        The marketability of our oil and natural gas and production, particularly from our wells located in the Wattenberg field, depends in part on the availability, proximity and capacity of gathering, processing, pipeline, trucking and rail systems. The amount of oil and natural gas that can be produced and sold is subject to limitation in certain circumstances, such as pipeline interruptions due to scheduled and unscheduled maintenance, excessive pressure, physical damage to the gathering or transportation system, or lack of contracted capacity on such systems. Curtailments and disruptions in these systems may last from a few days to several months. Recently, the gas gathering systems serving the Wattenberg field have experienced high line pressures reducing capacity and causing gas production to either be shut in or flared. Any significant curtailment in gathering, processing or pipeline system capacity, significant delay in the construction of necessary facilities or lack of availability of transport, would interfere with our ability to market the oil and natural gas we produce, and could materially and adversely affect our cash flow and results of operations, and the expected results of our drilling program.

We intend to pursue the further development of our properties in the Wattenberg field through horizontal drilling. Horizontal drilling operations can be more operationally challenging and costly per project relative to our historic vertical drilling operations. Our limited operational history with drilling and completing horizontal wells may make us more susceptible to cost overruns and lower results.

        Horizontal drilling is generally more complex and more expensive on a per well basis than vertical drilling. As a result there is greater risk associated with a horizontal well drilling program. Risks associated with a horizontal drilling program include, but are not limited to, landing our well bore in the desired drilling zone, staying in the desired drilling zone while drilling horizontally through the formation, running our casing the entire length of the well bore and being able to run tools and other equipment consistently through the horizontal well bore. Risks associated with completing horizontal wells include, but are not limited to, being able to fracture stimulate the planned number of stages, being able to run tools the entire length of the well bore during completion operations, successfully cleaning out the well bore after completion of the final fracture stimulation stage and designing and maintaining efficient forms of artificial lift throughout the life of the well. Any of these risks could materially and adversely impact the success of our horizontal drilling program and thus our cash flows and results of operations.

There is a limited amount of production data from horizontal wells completed in the Wattenberg field. As a result, reserve estimates associated with horizontal wells in this field are subject to greater uncertainty than estimates associated with reserves attributable to vertical wells in the same field.

        Reserve engineers rely in part on the production history of nearby wells in establishing reserve estimates for a particular well or field. Horizontal drilling in the Wattenberg field is a relatively recent development whereas vertical drilling has been utilized by producers in this field for over 40 years. As a result, the amount of production data available from horizontal wells available to reserve engineers is relatively small. Until a greater number of horizontal wells have been completed in the Wattenberg field, and a longer production history from these wells has been established, there may be a greater variance in our proved reserves on a year over year basis due to the transition from vertical to horizontal reserves in both the proved developed and proved undeveloped categories. We cannot assure you that any such variance would not be material and any such variance could have a material and adverse impact on our cash flows and results of operations.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of our common stock by the selling stockholder in this offering.

DIVIDEND POLICY AND MARKET FOR COMMON STOCK

Dividend Policy

        We have not paid any cash dividends since our inception. Holders of our common stock may receive dividends when, as and if declared by our board of directors out of funds lawfully available for the payment of dividends. As a Delaware corporation, we may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the Delaware General Corporation Law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. We are currently prohibited from paying dividends under the terms of our credit facility.

Price Range of Our Common Stock

        The following table sets forth the high and low intra-day sales prices per share of our common stock as reported on the NYSE since our initial public offering.

	High	Low
4th Quarter 2011 (from December 15, 2011)(1)	$15.50	$12.39
1st Quarter 2012	22.25	12.62
2nd Quarter 2012	22.66	14.52
3rd Quarter 2012	24.40	15.00
4th Quarter 2012	29.03	20.83
1st Quarter 2013 (through January 25, 2013)	32.38	28.23

(1)
Represents the period from December 15, 2011, the date on which our common stock began trading on the NYSE, through December 31, 2011.

        On January 31, 2013, the closing sale price of our common stock, as reported on the NYSE, was $30.88 per share.

 MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding our directors and executive officers as of the date of this prospectus supplement. There are no family relationships among any of our directors or executive officers.

Name	Age	Title
Richard J. Carty(2)(3)(4)	43	Chairman of the Board
Marvin M. Chronister(1)(3)(4)(5)	61	Director
Kevin A. Neveu(2)(5)	52	Director
Gregory P. Raih(1)(3)	65	Director
James A. Watt(1)(2)(4)	62	Director
Michael R. Starzer	51	Director, President and Chief Executive Officer
Gary A. Grove(5)	52	Director, Executive Vice President—Engineering and Planning, Interim Chief Operating Officer
Patrick A. Graham	52	Executive Vice President—Corporate Development
Lynn Boone	52	Senior Vice President—Reservoir Engineering
Christopher I. Humber	39	Senior Vice President, General Counsel and Secretary
Wade E. Jaques	40	Vice President, Chief Accounting Officer, Controller and Treasurer

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Governance Committee.

(4)
Member of the Reserve Committee.

(5)
Member of the Environmental Safety & Regulatory Compliance Committee.

        Richard J. Carty was elected to our Board of Directors in December 2010. Since 2009, Mr. Carty has been President of West Face Capital (USA) Corp., an affiliate of the selling stockholder and West Face Capital Inc., a Toronto-based investment management firm. Mr. Carty has served on the boards of directors of a number of portfolio companies on behalf of West Face Capital and currently serves as a director of Forest Oil Corporation (NYSE: FST). Prior to that time, Mr. Carty was a Managing Director of Morgan Stanley Principal Strategies in New York, a division of Morgan Stanley & Co. Mr. Carty was at Morgan Stanley & Co. for 14 years in New York, and prior to that time was a partner at Gordon Capital Corp., a private Toronto-based investment bank.

        Marvin M. Chronister was elected to our Board of Directors in March 2011. Mr. Chronister has over 30 years of experience in the oil and gas industry. Since 2006, Mr. Chronister has been an independent investor and energy finance and operations consultant for Enfield Companies. Prior to that, he held numerous positions in the oil and gas industry and investment banking. Mr. Chronister also serves on the board of directors of Sonde Resources Corporation. Mr. Chronister holds a Bachelor of Business Administration degree from Stephen F. Austin State University.

        Kevin A. Neveu was elected to our Board of Directors in March 2011. Mr. Neveu has over 30 years of experience in the oil and gas industry. Currently, Mr. Neveu serves as a director, President and Chief Executive Officer of Precision Drilling Corporation where he has served as a director and CEO since 2007 and was additionally elected President in 2009. Mr. Neveu was previously President of the Rig Solutions Group of National Oilwell Varco, where he was responsible for the company's drilling equipment business. Beginning in 1982, Mr. Neveu held senior management positions with National Oilwell Varco and its predecessor companies in London, Moscow, Houston, Edmonton and Calgary. Mr. Neveu holds a Bachelor of Science degree and is a graduate of the Faculty of Engineering at the University of Alberta. Mr. Neveu is a Professional Engineer, as designated by the Association of Professional Engineers, Geologists and Geophysicists of Alberta and has attended the Advanced Management Program at the Harvard Business School. Mr. Neveu serves on the boards of RigNet Inc., the Heart and Stroke Foundation of Alberta and the International Association of Drilling Contractors.

        Gregory P. Raih was elected as a member of our Board of Directors in November 2011. Mr. Raih has nearly 40 years of experience in finance and accounting in the public and private sectors and extensive experience with the oil and gas industry. Since 2010, Mr. Raih has served on the board of directors of General Moly, Inc. (AMEX: GMO), a U.S.-based mineral company engaged in the exploration, development and mining of molybdenum. Mr. Raih served as partner at KPMG LLP from 2002 until his retirement in 2008 and held a variety of roles as partner at Arthur Andersen LLP from 1981 to 2002. He served in the energy practice of both firms as the engagement partner on a number of clients in the oil and gas industry. Mr. Raih is a graduate of the University of Notre Dame. He is also a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.

        James A. Watt has served as director, President and Chief Executive Officer of Dune Energy, Inc. since 2007. Mr. Watt served as the Chief Executive Officer of Remington Oil and Gas Corporation from February 1998 and the Chairman of Remington from May 2003, until Helix Energy Solutions Group, Inc. acquired Remington in July 2006. From August 2006 through March 2007, Mr. Watt served as the Chairman and Chief Executive Officer of Maverick Oil & Gas, Inc. Mr. Watt currently serves on the Board of Directors of Helix. Mr. Watt received a B.S. in Physics from Rensselaer Polytechnic Institute.

        Michael R. Starzer is a member of our Board of Directors and is our President and Chief Executive Officer. Mr. Starzer served as a member of the board of managers and President and Chief Executive Officer of our predecessor Bonanza Creek Energy Company, LLC ("BCEC") since BCEC's formation in 2006. Mr. Starzer has over 28 years of experience in the oil and gas industry. Mr. Starzer has served in numerous positions in the oil and gas industry evaluating and developing oil, gas, electricity and geothermal resources. From 1983 to 1991, Mr. Starzer was employed by Unocal in various engineering and supervisory positions. From 1991 until 1993, Mr. Starzer served with the California State Lands Commission as Statewide Petroleum Reservoir Engineer and worked as a private consultant to the energy industry supervising operations and appraisals of oil, gas and geothermal resources on properties throughout the United States. In 1993, Mr. Starzer returned to Unocal as an Asset Manager assisting them with the sale and management of certain assets. Starting in 1995, Mr. Starzer served as an Officer, Manager and Vice President of Berry Petroleum until co-founding Bonanza Creek Oil Company, LLC ("BCOC"), a predecessor, in 1999. Mr. Starzer holds a degree in Petroleum Engineering from the Colorado School of Mines and a Master of Science degree in Engineering Management from the University of Alaska and is a registered professional engineer in petroleum engineering.

        Gary A. Grove is a member of our Board of Directors and is our Executive Vice President—Engineering and Planning and Interim Chief Operating Officer. Mr. Grove joined BCOC in March 2003 and served as a member of the board of managers and as Executive Vice President and Chief Operating Officer of BCEC. Mr. Grove has over 29 years of experience in the oil and gas industry serving in reservoir engineering and management positions with Unocal and Nuevo Energy prior to joining us. Mr. Grove graduated from Marietta College in 1982 with a Bachelor of Science degree in Petroleum Engineering. Mr. Grove is an active member with the Society of Petroleum Engineers and has served in various capacities for student and local chapters since 1979.

        Patrick A. Graham joined BCOC in November 2001, served as a Senior Vice President of BCEC and currently serves as our Executive Vice President—Corporate Development. From 1995 to 2001, Mr. Graham was employed by Berry Petroleum Company where he evaluated acquisition opportunities in California, the Rocky Mountain region and Canada. Mr. Graham gained experience working with major and independent oil companies while employed with Dowell Schlumberger from 1986 to 1995. Mr. Graham received his Bachelors of Science degree in Petroleum Engineering from Texas A&M University and has held various technical positions in Utah, Colorado, New Mexico, California and Alaska.

        Lynn E. Boone is currently our Senior Vice President—Reservoir Engineering. Ms. Boone has worked in the oil & gas industry for twenty-six years and has significant experience and accomplishments in SEC reserves determination and reporting, SOX compliance, corporate planning and reservoir engineering management. Ms. Boone supervises our reservoir engineering activities as it relates to the development and evaluation of oil and gas reserves and assists in SEC reserves estimating, reporting and SOX compliance. Ms. Boone holds a B.S. in Chemical and Petroleum Refining Engineering from the Colorado School of Mines and a M.S. in Petroleum Engineering from the University of Oklahoma. Ms. Boone began her career at Unocal and has worked in lead engineering and reservoir engineering roles with the U.S. Geological Survey, HS Resources and Cody Energy. Most recently, she served as Senior Vice President—Planning and Reserves at Bill Barrett Corporation from 2003 to 2011. Ms. Boone is a co-founder of the Denver Reserves Roundtable Group established for the purpose of sharing "best practices" for reserves estimating and SEC reporting.

        Christopher I. Humber has served as Senior Vice President, General Counsel and Secretary of the Company since January 1, 2012. Before joining us, Mr. Humber was a practicing attorney focusing on mergers and acquisitions and corporate finance matters for public and private companies, most recently as a partner with the law firm Kendall, Koenig & Oelsner PC in Denver, Colorado where he served as our outside counsel since 2006. Prior to that, he was an associate with the law firm Hogan & Hartson LLP (now Hogan Lovells) in Denver, Colorado and with the law firm Arnold & Porter LLP in Washington, D.C. and McLean, Virginia. Mr. Humber graduated with high honors from Emory University School of Law and holds a B.A. in Biology from the University of Colorado at Boulder.

        Wade E. Jaques, serves as the Company's Vice President, Chief Accounting Officer, Controller and Treasurer and performs the duties of principal financial officer. Mr. Jaques joined Bonanza Creek in 2010 as its Controller, was promoted to Chief Accounting Officer in September 2011 and elected Treasurer in March 2012 and Vice President in November 2012. Prior to joining Bonanza Creek, Mr. Jaques was the Controller and Assistant Corporate Secretary for Ellora Energy Inc., a Colorado based independent oil and gas company, from October 2005 until shortly after its merger with Exxon Mobil Corporation in August 2010. Prior to joining Ellora Energy, Inc., Mr. Jaques was an audit manager in Deloitte & Touche's Denver office serving oil and gas clients. Mr. Jaques holds a Bachelor's and Master's Degree in Accounting from Utah State University and is a certified public accountant in Texas and Colorado.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
FOR NON-UNITED STATES HOLDERS

        The following is a summary of the material United States federal income and, to a limited extent, estate tax consequences relating to the purchase, ownership and disposition of our common stock. Except where noted, this summary deals only with common stock that is held as a "capital asset" (generally, property held for investment) by a non-U.S. holder (as defined below).

        A "non-U.S. holder" means a beneficial owner of common stock (other than a partnership or entity treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

  •
  an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code";

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the Code and Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxation and does not deal with foreign, state, local, alternative minimum tax or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances, including the impact of the unearned income Medicare contribution tax. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the United States federal income tax laws such as (without limitation):

  •
  certain United States expatriates;

  •
  stockholders that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

  •
  stockholders that hold our common stock as a result of a constructive sale;

  •
  stockholders that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

  •
  stockholders that are partnerships or entities treated as partnerships for United States federal income tax purposes, or other pass-through entities, or owners thereof;

  •
  financial institutions;

  •
  insurance companies;

  •
  tax-exempt entities;

  •
  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. Federal income tax;

  •
  dealers in securities or foreign currencies; and

  •
  traders in securities that use the mark-to-market method of accounting for United States federal income tax purposes.

        If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (including an entity treated as a partnership for United States federal income tax purposes) holding our common stock, you should consult your tax advisor.

        We have not sought any ruling from the Internal Revenue Service, which we refer to as the "IRS," with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Dividends

        We do not presently expect to declare or pay any dividends on our common stock for the foreseeable future. However, if we do make distributions on our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces the non-U.S. holder's adjusted tax basis in our common stock, but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described below under "Gain on disposition of common stock." Any dividend paid to a non-U.S. holder of our common stock that is not effectively connected with the non-U.S. holders conduct of a trade or business within the United States will be subject to withholding of United States federal income tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with IRS Form W-8BEN properly certifying eligibility for the reduced rate.

        Dividends paid to a non-U.S. holder that are effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment or fixed base of the non-U.S. holder) generally will be exempt from the withholding tax described above and instead will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In such case, we will not have to withhold United States federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In order to obtain this exemption from withholding tax, a non-U.S. holder must provide us with an IRS Form W-8ECI properly certifying eligibility for such exemption. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on disposition of common stock

        Any gain realized on the disposition of our common stock by a non-U.S. holder generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation," or USRPHC, for United States federal income tax purposes.

        A non-U.S. holder who has gain that is described in the first bullet point immediately above will be subject to tax on the net gain derived from the disposition under regular graduated United States federal income tax rates in the same manner as if it were a United States person as defined under the Code. In addition, a non-U.S. holder described in the first bullet point immediately above that is a foreign corporation may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder who meets the requirements described in the second bullet point immediately above will be subject to a flat 30% tax (or a lower tax rate specified by an applicable tax treaty) on the gain derived from the disposition, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided the non-U.S. holder has timely filed a U.S. federal income tax return with respect to such losses.

        With respect to our status as a USRPHC, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for United States federal income tax purposes. However, so long as our common stock continues to be "regularly traded on an established securities market," as defined by applicable Treasury Regulations, a non-U.S. holder will be taxable on gain recognized on the disposition of our common stock only if the non-U.S. holder actually or constructively holds or held more than 5% of such common stock at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. holder's holding period for our common stock. If our common stock were not considered to be regularly traded on an established securities market, all non-U.S. holders would be subject to United States federal income tax on a disposition of our common stock.

        Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Federal estate tax

        If you are an individual, common stock owned or treated as owned by you at the time of your death will be included in your gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

        We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and any tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding also may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty.

        A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person, as defined under the Code), or such owner otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Legislation affecting common stock held through foreign accounts

        The Foreign Accounts Compliance Act provisions of the Hiring Incentives to Restore Employment Act (generally referred to as "FATCA") generally will impose a withholding tax of 30 percent on any dividends on our common stock paid to a foreign financial institution, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders, as well as certain account holders that are foreign entities with U.S. owners). The legislation also generally will impose a withholding tax of 30 percent on any dividends on our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either certification that such entity does not have any substantial United States owners or identification of the direct and indirect U.S. owners of the entity. Finally, withholding of 30 percent also generally will apply to the gross proceeds of a disposition of our common stock paid to a foreign financial institution or to a non-financial foreign entity unless the reporting and certification requirements described above have been met. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such taxes. Investors are encouraged to consult with their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

        Although this legislation currently applies to applicable payments made after December 31, 2012, in recently issued regulations, the IRS has indicated that the withholding provisions described above will apply to payments of dividends on shares of our common stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of such stock on or after January 1, 2017. Prospective investors should consult their tax advisors regarding this legislation.

        THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT VIEWED AS TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES.

 CERTAIN ERISA CONSIDERATIONS

        The common stock may be purchased and held by an employee benefit plan or an individual retirement account or other plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Section 4975 of the Code and/or other similar laws. A fiduciary of an employee benefit plan subject to ERISA, Section 4975 of the Code and/or such other laws must determine that the purchase and holding of the common stock is consistent with its fiduciary duties. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that its purchase and holding of the common stock does not result in a non-exempt prohibited transaction as set forth in Section 406 of ERISA or Section 4975 of the Code or similar law. Each purchaser and transferee of the common stock who is subject to ERISA and/or Section 4975 of the Code or a similar law will be deemed to have represented by its acquisition and holding of the common stock that such acquisition and holding does not constitute or give rise to a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any similar law.

 SELLING STOCKHOLDER

        The table below presents, as of December 31, 2012, the number of shares of our common stock beneficially owned by the selling stockholder and the number of shares of our common stock offered by the selling stockholder under this prospectus supplement (after giving effect to the exercise of the underwriters' option to purchase additional shares of common stock).

        Shares of our common stock were originally issued to the selling stockholder, Project Black Bear LP, a Delaware limited partnership ("PBB"), pursuant to a Stock Purchase Agreement, dated as of December 23, 2010, by and between us, PBB and certain of other stockholders (the "Stock Purchase Agreement"). In connection with the Stock Purchase Agreement, we entered into a registration rights agreement with the selling stockholder and Her Majesty the Queen in Right of Alberta ("HMQ"), in her own capacity and as trustee/nominee for certain Alberta pension clients, for which Alberta Investment Management Corporation, a Canadian corporation ("AIMCo"), serves as investment manager, dated December 23, 2010 (the "Registration Rights Agreement"), which granted the selling stockholder and HMQ certain registration rights with respect to all shares of our common stock held by them. We have filed this prospectus supplement in compliance with our obligations under the Registration Rights Agreement pursuant to a request of PBB to register the shares of our common stock being offered by this prospectus supplement. HMQ has not exercised its registration rights and is not participating in this offering. Richard J. Carty, the Chairman of our Board of Directors, is President of West Face Capital (USA) Corp. an affiliate of PBB.

        The information included in the table below (excluding the percentages) has been furnished to us by or on behalf of the selling stockholder for inclusion in this prospectus supplement. The selling stockholder has indicated to us that it is not a broker-dealer admitted to membership in the Financial Industry Regulatory Authority ("FINRA"). The term "selling stockholder" includes donees, pledgees, transferees, or other successors-in-interest selling common stock received from the named selling stockholder as a gift, pledge or other non-sale related transfer after the date of this prospectus.

        Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. To our knowledge, the selling stockholder named in the table below has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by the selling stockholder, except as otherwise set forth in the notes to the table. The percentages of beneficial ownership set forth below are based on 40,115,536 shares of our common stock issued and outstanding as of December 31, 2012.

	Shares of Common Stock Beneficially Owned Prior to the Offering		Shares of Common Stock Being Offered Hereby	Shares of Common Stock Beneficially Owned After Completion of the Offering
Name of Selling Stockholder	Number(1)	Percent	Number(2)	Number	Percent
Project Black Bear LP	21,166,134	52.76%	13,000,000	8,166,134	20.36%

(1)
West Face and Gregory A. Boland each has shared voting power over these shares, shared dispositive power over 13,578,275 of these shares and no dispositive power over the remaining shares. Of these shares, 13,578,275 shares are held directly by PBB and 7,587,859 shares are held directly by HMQ, in her own capacity and as trustee/nominee for certain Alberta pension clients, for which AIMCo serves as investment manager pursuant to the Alberta Investment Management Corporation Act R.S.A. C.A. 26-5 (2007). West Face serves as investment manager to PBB. West Face may exercise shared voting power over the shares held by HMQ pursuant to an investment management agreement between West Face and AIMCo. Mr. Boland is President and Chief

  Executive Officer of West Face. In such capacities, West Face and Mr. Boland may be deemed to have voting and dispositive power over the shares held by PBB, and may be deemed to have voting power over the shares held by HMQ.

(2)
Assuming the underwriters exercise their option to purchase additional shares of common stock in full.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated January 31, 2013, the selling stockholder has agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Raymond James & Associates, Inc. are acting as representatives (the "Representatives"), the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	4,025,004
Raymond James & Associates, Inc.	2,587,500
KeyBanc Capital Markets Inc.	1,265,000
BMO Capital Markets Corp.	862,500
Scotia Capital (USA) Inc.	747,500
Stifel, Nicolaus & Company, Incorporated	251,562
Wunderlich Securities, Inc.	251,562
SG Americas Securities, LLC	251,562
SunTrust Robinson Humphrey, Inc.	251,562
C.K. Cooper & Company, Inc.	251,562
Miller Tabak + Co., LLC	251,562
Burnham Securities Inc.(1)	251,562
IBERIA Capital Partners L.L.C.	251,562

Total	11,500,000

(1)
KLR Group operates pursuant to an Office of Supervisory Jurisdiction agreement with Burnham Securities Inc.

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

        The selling stockholder has granted the underwriters a 30-day option to purchase on a pro rata basis up to 1,500,000 additional shares at the public offering price less the underwriting discounts and commissions.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $.708 per share. After the initial offering of the shares of common stock, the underwriters may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the underwriting discounts and commissions that the selling stockholder will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions to be paid by the selling stockholder	$1.18	$1.18	$13,570,000	$15,340,000

        Pursuant to the Registration Rights Agreement, we are obligated to pay the fees and expenses incurred in relation to this offering, including the fees and expenses of the selling stockholder, except underwriting discounts and commissions. We estimate that our out-of-pocket expenses, including the following underwriters' reimbursement, for this offering will be approximately $600,000. All of our offering expenses will be paid by us. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $50,000 as set forth in the underwriting agreement.

        The selling stockholder will receive all of the proceeds from this offering and the Company will not receive any proceeds from the sale of shares in this offering.

        We have agreed that we will not offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, grant any option, right or warrant to purchase, enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership relating to, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement, except grants of employee stock options, restricted stock units, restricted stock or other equity-based awards in the ordinary course of business pursuant to the terms of an employee benefit plan or similar arrangement, issuances of our common stock pursuant to the exercise or vesting of such options, restricted stock units or equity awards or vesting of previously issued awards, or the filing of any registration statement required to be filed pursuant to the Registration Rights Agreement. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the initial "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

        Our directors and executive officers and the selling stockholder have agreed that they will not, without the prior written consent of Credit Suisse Securities (USA) LLC, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any other securities convertible into or exercisable or exchangeable for our common stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise, or make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for Common Stock, for a period of 90 days following the date of this prospectus supplement. These lockup agreements are subject to certain exceptions, including with respect to transactions in shares purchased in the open market after completion of this offering, certain bona fide gifts, certain distributions to partners, members or stockholders or transfers to affiliated investment funds or other controlled or managed entities, transfers to certain family trusts, partnerships or other similar entities, the establishment of certain 10b5-1 plans, and the disposition of approximately 1.8 million shares that were held in trust pending the resolution of the arbitration between our Chief Executive Officer and a former business partner, a portion of which will be received by officers of the company subject to these lockup agreements. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

        We and the selling stockholder have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect. We and the selling stockholder have agreed to contribute to payments made by the underwriters for liabilities under the Securities Act if our indemnification of such liabilities is unavailable or insufficient to hold harmless the underwriters.

        Our common stock is listed on the New York Stock Exchange under the symbol "BCEI." On January 31, 2013 the closing price of our common stock as reported on the New York Stock Exchange was $30.88.

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the underwriting syndicate to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

  •
  In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE and if commenced, may be discontinued at any time.

        This prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute this prospectus and the accompanying prospectus electronically. The Representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. For instance, affiliates of the underwriters are lenders, and in some cases agents or managers for the lenders, under our senior secured credit facility.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. An affiliate of KeyBanc Capital Markets Inc. serves as administrative agent, issuing lender and a lender under our credit facility, and affiliates of BMO Capital Markets Corp., Scotia Capital (USA) Inc., SG Americas Securities, LLC and IBERIA Capital Partners L.L.C. are lenders under our credit facility.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of common stock which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an offer to the public in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securites, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive

2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The selling stockholder has not authorized and does not authorize the making of any offer of common stock through any financial intermediary on its behalf, other than offers made by the underwriters with a view to the final placement of our common stock as contemplated in this prospectus supplement and the accompanying prospectus. Accordingly, no purchaser of our common stock, other than underwriters, is authorized to make any further offer of our common stock on behalf of the selling stockholder or the underwriters.

United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the shares of common stock other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the shares of common stock would otherwise constitute a contravention of Section 19 of the FSMA by us;

  (b)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (c)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

Switzerland

        We have not and will not register with the Swiss Financial Market Supervisory Authority (FINMA) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (CISA), and accordingly the shares being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to "qualified investors," as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (CISO), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement, the accompanying prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement and the accompanying prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

        The validity of the issuance of the common stock covered by this prospectus supplement will be passed upon for Bonanza Creek Energy, Inc. by Mayer Brown LLP, Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

        The consolidated financial statements of Bonanza Creek Energy, Inc. and its subsidiaries as of December 31, 2010 and 2011, and for the year ended December 31, 2011 and the period from its inception (December 23, 2010) to December 31, 2010, and Bonanza Creek Energy Company, LLC and subsidiaries (predecessor) consolidated financial statements for the period January 1, 2010 to December 23, 2010 and the year ended December 31, 2009, incorporated herein by reference to our Current Report on Form 8-K filed on January 28, 2013 have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The historical oil and natural gas reserve information as of January 1, 2012 and January 1, 2011 and related information included and incorporated by reference in this prospectus supplement have been derived from engineering reports prepared by Cawley, Gillespie & Associates, Inc. The estimates have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the SEC under the Securities Act that registers the offer and sale of the shares of our common stock covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-35467). You may read and copy any documents filed by us at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov. Unless specifically listed below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus supplement and you should not consider that information a part of this prospectus supplement. You also can obtain information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. The following documents we filed with the SEC (File number 000-35371) pursuant to the Exchange Act are incorporated herein by reference (excluding any information "furnished" on any Current Report on Form 8-K):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 22, 2012;

  •
  our Quarterly Reports on Form 10-Q for the period ended March 31, 2012, filed with the SEC on May 11, 2012; for the period ended June 30, 2012, filed with the SEC on August 13, 2012; and for the period ended September 30, 2012, filed with the SEC on November 9, 2012;

  •
  our Current Reports on Form 8-K, filed with the SEC on June 18, 2012, August 6, 2012, August 8, 2012, October 30, 2012, November 21, 2012 and January 28, 2013;

  •
  our Definitive Proxy Statement, filed with the SEC on April 30, 2012; and

  •
  the description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on December 9, 2011.

        We incorporate by reference the documents listed above and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding any information "furnished" on any Current Report on Form 8-K), after the date of this prospectus and prior to the termination of this offering. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may obtain free of charge, upon written or oral request, a copy of any or all of the information incorporated by reference in this prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such copies should be directed to:

Bonanza Creek Energy Inc.
Attention: General Counsel
410 17th Street, Suite 1400
Denver, CO 80202
Phone: (720) 440-6100
ir@bonanzacrk.com

PROSPECTUS

$1,000,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

        We may offer and sell from time to time securities in one or more offerings in amounts, at prices and on terms determined at the time of the offering. This prospectus provides you with a general description of the securities we may offer. We may offer and sell the following securities:

  •
  Common stock;

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  Preferred stock, which may or may not be convertible into our common stock;

  •
  Senior or subordinated debt securities, which may or may not be convertible into our common stock or preferred stock;

  •
  Warrants to purchase common stock, preferred stock or debt securities; and

  •
  Units comprised of common stock, preferred stock, debt securities and warrants in any combination.

        In addition, selling stockholders to be named in one or more prospectus supplements may offer, from time to time, shares of our common stock. We will not receive the proceeds from sales of common stock by these selling stockholders.

        We will provide specific terms of any offering and these securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. Any prospectus supplement and any related free writing prospectus may also add to, update, or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, before you purchase any of the securities offered hereby.

        These securities may be offered and sold in the same offering or in separate offerings, to or through underwriters, dealers, and agents, or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, any applicable fees, commissions, discounts and any over-allotment options held by them will be described in the applicable prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

        Our common stock is traded on the New York Stock Exchange (NYSE) under the symbol "BCEI."

        Investing in our securities involves a high degree of risk. See "Risk Factors" on page 4 of this prospectus and in the documents that are incorporated by reference herein and contained in the applicable prospectus supplement and any related free writing prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 28, 2013.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the United States Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus, and selling stockholders to be named in one or more prospectus supplements may, from time to time, sell our common stock in one or more offerings up to a total dollar amount of proceeds of $1,000,000,000.

        This prospectus only provides you with a general description of the securities we and the selling stockholders may offer. Each time we or the selling stockholders sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus, any prospectus supplement and any related free writing prospectus, together with additional information described under "Where You Can Find More Information" and "Information Incorporated by Reference."

        Wherever references are made in this prospectus to information that will be included in a prospectus supplement or a related free writing prospectus, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

        You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information in this prospectus is as of the date on the front cover. The information we have filed and will file with the SEC that is incorporated by reference into this prospectus is as of the filing date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates and may change again.

        The terms "we," "us," "our," "our company," "the company" and "Bonanza Creek Energy" refer to Bonanza Creek Energy, Inc. and its subsidiaries, unless the context otherwise requires or where otherwise indicated.

        THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including information incorporated herein by reference, contains various statements, including those that express belief, expectation or intention, as well as those that are not statements of historic fact, that are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements may include projections and estimates concerning our capital expenditures, our liquidity and capital resources, our estimated revenues and losses, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, our business strategy and other statements concerning our operations, economic performance and financial condition. When used in this prospectus, the words "could," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "potential," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. We have based these forward-looking statements on certain assumptions and analyses we have made in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. The actual results or developments anticipated by these forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, and may not be realized or, even if substantially realized, may not have the expected consequences. Forward-looking statements may include statements about:

  •
  our ability to replace oil and natural gas reserves; declines or volatility in the prices we receive for our oil and natural gas;

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  our financial position;

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  our cash flow and liquidity;

  •
  general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business;

  •
  the recent economic slowdown that has and may continue to adversely affect consumption of oil and natural gas by businesses and consumers;

  •
  our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop our undeveloped acreage positions;

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  the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

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  uncertainties associated with estimates of proved oil and gas reserves and, in particular, probable and possible resources;

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  the possibility that the industry may be subject to future regulatory or legislative actions (including additional taxes and changes in environmental regulation);

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  environmental risks;

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  drilling and operating risks;

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  exploration and development risks;

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  competition in the oil and natural gas industry;

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  management's ability to execute our plans to meet our goals;

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  our ability to retain key members of our senior management and key technical employees;

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  access to adequate gathering systems and pipeline take-away capacity to execute our drilling program;

  •
  our ability to secure firm transportation for oil and natural gas we produce and to sell the oil and natural gas at market prices;

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  costs associated with perfecting title for mineral rights in some of our properties;

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  continued hostilities in the Middle East and other sustained military campaigns or acts of terrorism or sabotage; and other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations or pricing.

        All forward-looking statements speak only as of the date of this prospectus. We disclaim any obligation to update or revise these statements unless required by law, and you should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk Factors" and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

THE COMPANY

        We are an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. Our assets and operations are concentrated primarily in the Wattenberg Field in Colorado (Rocky Mountain region) and southern Arkansas (Mid-Continent region). Our management team has extensive experience acquiring and operating oil and gas properties, which we believe will contribute to the development of our sizable inventory of projects including those targeting the Niobrara oil shale formation in our Rocky Mountain region and oily Cotton Valley sands in our Mid-Continent region.

        We were incorporated under the laws of the State of Delaware on December 2, 2010. Our principal executive offices are located at 410 17th Street, Suite 1400, Denver, Colorado 80202. The telephone number at our principal executive offices is (720) 440-6100. Our website address is www.bonanzacrk.com. Information contained on our website is not deemed part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

        For purposes of computing the ratio of earnings to fixed charges, earnings represent pre-tax income (loss) from continuing operations plus fixed charges. Fixed charges represent estimated interest within rental expense. The following table sets forth our ratios of earnings to fixed charges for each period indicated.

		Year Ended December 31,
	Nine Months Ended September 30, 2012
		2011	2010(1)	2009(2)		2008(2)	2007(2)
Ratio of earnings to fixed charges	22.83	7.88	1.54	(4.29)	(3)	4.65	(4.43)	(4)

(1)
Based on combined financial information for the 8 day period ended December 31, 2010 for Bonanza Creek Energy, Inc. and the 357 day period ended December 23, 2010 for Bonanza Creek Energy, LLC, a predecessor company.

(2)
Based on financial information for Bonanza Creek Energy, LLC, a predecessor company.

(3)
The coverage deficiency was $129.8 million.

(4)
The coverage deficiency was $40.4 million.

 RISK FACTORS

        Investing in our securities involves significant risks. You should review carefully the risks and uncertainties described under the heading "Risk Factors" contained in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K that may be filed from time to time, and other disclosures in those documents relating to risks that may affect us, including disclosures regarding commitments and contingencies in the notes to our financial statements. All of the foregoing documents are incorporated by reference into this prospectus to the extent described in "Information Incorporated by Reference." Also, please read "Cautionary Statement Regarding Forward-Looking Statements." Additional risk factors that you should carefully consider may be included in a prospectus supplement relating to an offering of securities by us or a selling stockholder or any related free writing prospectus.

        The risks and uncertainties described in this prospectus, any applicable prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein are not the only ones that we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, any applicable prospectus supplement, any related free writing prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be materially and adversely affected.

         New environmental legislation or regulatory initiatives could result in increased costs and additional operating restrictions or delays.

        We are subject to extensive federal, state, and local laws and regulations concerning health, safety, and environmental protection. Government authorities frequently add to those requirements. Recently, the United States Environmental Protection Agency ("EPA") issued final rules that would establish new air emission controls for natural gas processing operations as well as oil and natural gas production. Among other things, the latter rules cover natural gas hydraulic fracturing. Hydraulic fracturing is an important and commonly used process in the completion of oil and natural gas wells in low-permeability formations that involves the injection of water, proppant, and chemicals under pressure into rock formations to stimulate hydrocarbon production. After several parties challenged the regulations in court, EPA announced that it intends to grant requests for reconsideration of certain requirements and to evaluate whether reconsideration of other issues is warranted. At this point, we cannot predict the final regulatory requirements or the cost to comply with such requirements. Beyond that, the U.S. Department of the Interior proposed a new rule regulating hydraulic fracturing activities on federal lands that would have covered disclosure, well bore integrity, and handling of flowback water, but now intends to issue a revised proposal. In addition to these ongoing federal initiatives, state and local governments where we operate have moved to require disclosure of fracturing fluid components or otherwise to regulate their use more closely. In certain areas of the country, new drilling permits for hydraulic fracturing have been put on hold pending development of additional standards. Similarly, governmental authorities continue to develop requirements for the emission of greenhouse gases that are being linked to climate change. The adoption of future federal, state or local laws or implementing regulations imposing new environmental obligations on, or otherwise limiting, our operations could make it more difficult and more expensive to complete oil and natural gas wells, increase our costs of compliance and doing business, delay or prevent the development of certain resources (including especially shale formations that are not commercial without the use of hydraulic fracturing), or alter the demand for and consumption of our products and services. We cannot assure you that any such outcome would not be material, and any such outcome could have a material and adverse impact on our cash flows and results of operations.

 USE OF PROCEEDS

        Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of securities by us in order to fund or accelerate development growth plans; refinance, in whole or in part, existing indebtedness; finance, in whole or in part, the costs of acquisitions or capital expenditures; or general corporate purposes. Until we apply the proceeds from a sale of securities to their intended purposes, we may invest the proceeds in short-term investments. The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement.

        We will not receive any proceeds from the sale of shares of our common stock by any of our selling stockholders.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 225,000,000 shares of common stock, par value $0.001 per share, of which approximately 40,115,536 were issued and outstanding as of December 31, 2012; and 25,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were issued and outstanding as of December 31, 2012.

        The rights of our stockholders are governed by the Delaware General Corporation Law (the "DGCL"), our second amended and restated certificate of incorporation and our second amended and restated bylaws. The following is a summary of the material terms of our capital stock and is qualified in its entirety by reference to our second amended and restated certificate of incorporation and our second amended and restated bylaws, each of which is incorporated by reference in this prospectus.

        Our common stock is listed on the NYSE under the symbol "BCEI."

Common Stock

        Dividend and Liquidation Rights.    Holders of our common stock may receive dividends when, as and if declared by our board of directors out of funds lawfully available for the payment of dividends. As a Delaware corporation, we may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        The right of holders of our common stock to receive dividends and distributions upon liquidation will be subject to the satisfaction of any applicable preference granted to the holders of any preferred stock that may then be outstanding.

        Voting and Other Rights.    Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. The affirmative vote of at least a majority of our outstanding voting stock will be required to amend or repeal provisions of our second amended and restated certificate of incorporation.

        No Preemptive, Conversion or Redemption Rights.    Our common stock has no preemptive, conversion or exchange rights and is not subject to further calls or assessment by us. There are no redemption, retraction, purchase for cancellation or sinking fund provisions applicable to our common stock, nor are there any provisions discriminating against any existing or prospective holder of our common stock as a result of such holder owning a substantial amount of common stock. There are no restrictions on alienability of the common stock subject to this registration statement.

Preferred Stock

        Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. With respect to any series of preferred stock, our board of directors is authorized to determine the terms and rights of that series, including:

  •
  the designation of the series and the number of shares to constitute the series;

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  the dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative;

  •
  whether the shares of the series shall be subject to redemption by us and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

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  the terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

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  whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

  •
  the extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise;

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  the restrictions, if any, on the issue or reissue of any additional preferred stock; and

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  the rights of the holders of the shares of the series upon the dissolution, liquidation or winding up of the company.

        We could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. We will make any determination to issue preferred stock based on our judgment as to the best interests of our company and our stockholders. In so acting, we could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their common stock over the then-current market price of the common stock.

Registration Rights

        We have entered into a registration rights agreement with certain of our stockholders relating to the shares of our common stock held by them and covered by the agreement. Under the registration rights agreement, the rights holders have the right, subject to certain terms and conditions, to require us to register under the Securities Act for offer and sale all or a portion of the shares of common stock held by such stockholders.

Certain Anti-Takeover Matters

        Our second amended and restated certificate of incorporation and second amended and restated bylaws also contain provisions that we describe in the following paragraphs, which may delay, defer, discourage or prevent a change in control of our company, the removal of our existing management or directors, or an offer by a potential acquirer to our stockholders, including an offer by a potential acquirer at a price higher than the market price for the stockholders' shares.

        Among other things, our second amended and restated certificate of incorporation and bylaws:

  •
  establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders' notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

  •
  provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us;

  •
  our board of directors is divided into three classes serving staggered three-year terms, which could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors;

  •
  provide that the authorized number of directors may be changed only by resolution of the board of directors;

  •
  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  provide that stockholders may only act at a duly called meeting and may not act by written consent in lieu of a meeting;

  •
  provide that stockholders are not permitted to call special meetings of stockholders. Only our board of directors, Chairperson, Chief Executive Officer and President are permitted to call a meeting of stockholders; and

  •
  provide that our board of directors may alter or repeal our bylaws or approve new bylaws without further stockholder approval.

Delaware Anti-Takeover Law

        Our company is a Delaware corporation subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

        Section 203 defines a "business combination" as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholders. Section 203 defines an "interested stockholder" as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation's voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

  •
  our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained the status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and issued employee stock plans, under which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

  •
  the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our certificate of incorporation in the future to elect not to be governed by the anti-takeover law.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.

DESCRIPTION OF DEBT SECURITIES

        The following description of the debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement and/or other offering material may relate. The particular terms of the debt securities offered by any prospectus supplement and/or other offering material and the extent, if any, to which the provisions described in this prospectus may apply to the offered debt securities will be described in the prospectus supplement and/or other offering material relating to the offered debt securities. As used in this section, the terms "we," "us," "our," "our company," "the Company," and "Bonanza Creek" refer to Bonanza Creek Energy, Inc., a Delaware corporation, and not any of its subsidiaries, unless the context requires.

        Senior debt securities will be issued under an indenture between us and a trustee that we will select. A form of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The indenture relating to the senior debt securities, as amended or otherwise supplemented by any supplemental indentures, is referred to in this prospectus as the senior indenture. Subordinated debt securities will be issued under an indenture between us and a trustee that we will select. A form of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The indenture relating to the subordinated debt securities, as amended or otherwise supplemented by any supplemental indentures, is referred to in this prospectus as the subordinated indenture. The senior indenture and the subordinated indenture are sometimes referred to in this prospectus collectively as the indentures, and each individually, as an indenture.

        The following summaries of the material provisions of the indentures and the debt securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures, including the definitions of specified terms used in the indentures, and the debt securities. Wherever particular articles, sections or defined terms of an indenture are referred to, it is intended that those articles, sections or defined terms will be incorporated herein by reference, and the statement in connection with which reference is made is qualified in its entirety by the article, section or defined term in the indenture.

General

        The indentures do not limit the amount of debt, either secured or unsecured, which we may issue under the indentures or otherwise. We may from time to time, without giving notice to or seeking the consent of the holders of a series of debt securities issued under an indenture, issue debt securities under that indenture having the same terms (except for the issue date, and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the debt securities of a series previously issued under that indenture. Any additional debt securities having such similar terms, together with the debt securities of the applicable series, will constitute a single series of securities under the applicable indenture, including for purposes of voting and redemptions. No such additional debt securities may be issued if an event of default under the applicable indenture has occurred and is continuing with respect to the applicable series of debt securities.

        The debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Some of the debt securities may be issued under the applicable indenture as original issue discount securities to be sold at a substantial discount below their principal amount. Federal income tax and other considerations applicable to any original issue discount securities will be described in the related prospectus supplement and/or other offering material.

        Unless otherwise provided in a prospectus supplement, the senior debt securities will be unsecured obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. The subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all senior debt securities of ours as described below under "Subordination of the Subordinated Debt Securities" and in the applicable prospectus supplement. The indentures do not limit the amount of senior, pari passu and junior indebtedness that we may issue.

        We conduct a substantial amount of our operations through subsidiaries and expect that we will continue to do so. The debt securities will not be guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the debt securities or to make any funds available therefor, whether by dividends, loans or other payments. Our right to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise and the ability of a holder of debt securities to benefit as our creditor from any distribution are subject to prior claims of creditors of the subsidiary. As a result, the debt securities will effectively rank junior in right of payment to all existing and future debt and other liabilities (including trade payables) of our subsidiaries. In addition, to the extent the debt securities are unsecured, the debt securities will also effectively rank junior in right of payment to any secured debt that we may have outstanding to the extent of the value of the assets securing such debt.

        The prospectus supplement and/or other offering material relating to the particular series of debt securities offered thereby will describe the following terms of the offered debt securities:

  •
  the title of the offered debt securities;

  •
  any limit upon the aggregate principal amount of the offered debt securities;

  •
  the date or dates (or the manner of calculating the date or dates) on which the principal of the offered debt securities is payable;

  •
  the rate or rates (or the manner of calculating the rate or rates) at which the offered debt securities shall bear interest, if any, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on any interest payment date;

  •
  the place or places where the principal of and premium, if any, and interest, if any, on the offered debt securities will be payable;

  •
  the period or periods within which, the price or prices at which, the currency in which, and the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, at our option;

  •
  our obligation, if any, to redeem or purchase the offered debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices in the currency at which, the currency in which, and the terms and conditions upon which the offered debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

  •
  whether the offered debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

  •
  the denominations in which the offered debt securities shall be issuable if other than in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof;

  •
  if other than the currency of the United States of America, the currencies in which payments of interest or principal of (and premium, if any, with respect to) the offered debt securities are to be made;

  •
  if the interest on or principal of (or premium, if any, with respect to) the offered debt securities are to be payable, at our election or at the election of a holder thereof or otherwise, in a currency other than that in which such debt securities are payable, the period or periods within which, and the other terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency in which such debt securities are denominated or stated to be payable and the currency in which such debt securities or any of them are to be so payable;

  •
  whether the amount of payments of interest on or principal of (or premium, if any, with respect to) the offered debt securities of such series may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more currencies, commodities, equity indices or other indices), and, if so, the terms and conditions upon which and the manner in which such amounts shall be determined and paid or payable;

  •
  the extent to which any offered debt securities will be issuable in permanent global form, the manner in which any payments on a permanent global debt security will be made, and the appointment of any depository relating thereto;

  •
  the inapplicability of specified provisions relating to discharge and defeasance described in this prospectus with respect to the offered debt securities;

  •
  any deletions from, modifications of or additions to the events of default or covenants with respect to the offered debt securities of such series, whether or not such events of default or covenants are consistent with the events of default or covenants set forth herein;

  •
  if any of the offered debt securities are to be issuable upon the exercise of warrants, and, if so, the time, manner and place for such debt securities to be authenticated and delivered;

  •
  the terms of any right to convert the offered debt securities of such series into, or exchange the debt securities for, our common stock or other securities or property or cash in lieu of our common stock or other securities or property, or any combination thereof; and

  •
  any other terms of the series (which terms shall not be inconsistent with the provisions of the related indenture).

Payments

        Unless otherwise indicated in any prospectus supplement and/or other offering material, principal of and premium, if any, and interest, if any, on the offered debt securities will be payable, and transfers of the offered debt securities will be registrable, at the corporate trust office of the trustee. Alternatively, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register.

Denominations, Registration and Transfer

        Unless otherwise indicated in any prospectus supplement and/or other offering material, the offered debt securities will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, or the equivalent in foreign currency. No service charge will be made for any registration of transfer or exchange of offered debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

        If the purchase price of any of the offered debt securities is denominated in a foreign currency or currencies or if the principal of, premium, if any, or interest, if any, on any series of offered debt securities is payable in a foreign currency or currencies, the restrictions, elections, tax consequences, specific terms and other information with respect to the issue of offered debt securities and the foreign currency or currencies will be described in the related prospectus supplement and/or other offering material.

        We will not be required to issue, register the transfer of, or exchange debt securities of any series during the period from 15 days prior to the mailing of a notice of redemption of debt securities of that series to the date the notice is mailed. We will also not be required to register the transfer of or exchange any debt security so selected for redemption, except the unredeemed portion of any debt security being redeemed in part.

Conversion and Exchange

        The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock or preferred stock, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement and/or other offering material. Terms may include provisions for conversion or exchange that is either mandatory, at the option of the holder, or at our option. The number of shares of common stock or preferred stock to be received by the holders of the debt securities will be calculated in the manner, according to the factors and at the time as described in the related prospectus supplement and/or other offering material.

Merger

        Each indenture provides that we may, without the consent of the holders of debt securities, consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge into any other corporation, provided that:

  •
  immediately after giving effect to the transaction, no default under the applicable indenture has occurred and is continuing;

  •
  the successor corporation is a corporation organized and existing under the laws of the United States or a state thereof; and

  •
  the successor corporation expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all debt securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the applicable indenture to be performed by us.

        In addition, we must provide to the trustee an opinion of legal counsel that any such transaction and any assumption by a successor corporation complies with the applicable provisions of the indenture and that we have complied with all conditions precedent provided in the indenture relating to such transaction.

        Other than the covenants described above, or as set forth in any accompanying prospectus supplement and/or other offering material, neither indenture contains any covenants or other provisions designed to afford holders of the debt securities protection in the event of a takeover, recapitalization or a highly leveraged transaction involving us.

Modification of the Indentures

        With the consent of the holders of more than 50% in aggregate principal amount of any series of debt securities then outstanding under the applicable indenture, waivers, modifications and alterations of the terms of either indenture may be made which affect the rights of such holders of the series of debt securities. However, no modification or alteration may, without the consent of all holders of any series of debt securities then outstanding affected thereby:

  •
  change the stated maturity of the principal of, or any premium or installment of interest on, any debt security of that series;

  •
  reduce the principal amount of, or the rate, or modify the calculation of such rate, of interest on, or any premium payable upon the redemption of, any debt security;

  •
  reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy;

  •
  change the redemption provisions of any debt security or adversely affect the right of repayment at the option of any holder of any debt security of that series;

  •
  change the place of payment or the coin or currency in which the principal of, any premium or interest on any debt security of that series is payable;

  •
  impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security of that series or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date;

  •
  make any change that adversely affects the right to convert or exchange any debt security into or for shares of common stock or preferred stock or other securities, cash or property in accordance with its terms;

  •
  modify any of the provisions of the indenture relating to the offices for notices and payments, filling vacancies in the trustee's office, and paying agent provisions in a manner adverse to holders of the debt securities; or

  •
  reduce the percentage of debt securities of that series, the holders of which are required to consent to:

  •
  any supplemental indenture;

  •
  rescind and annul a declaration that the debt securities of that series are due and payable as a result of the occurrence of an event of default;

  •
  waive any past event of default under the applicable indenture and its consequences; and

  •
  waive compliance with other specified provisions of the applicable indenture.

        In addition, as described in the description of "Events of Default" set forth below, holders of more than 50% in aggregate principal amount of the debt securities of any series then outstanding may waive past events of default with respect to such series of debt securities in specified circumstances and may direct the trustee in enforcement of remedies.

        We and the trustee may, without the consent of any holders, modify and supplement the applicable indenture:

  •
  to evidence the succession of another corporation to us under the applicable indenture, or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of us pursuant to the applicable indenture;

  •
  to add to the covenants applicable to us such further covenants, restrictions, conditions or provisions as our board of directors and the trustee shall consider to be for the protection of the holders of debt securities of any or all series, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or event of default with respect to such series permitting the enforcement of all or any of the several remedies provided in the applicable indenture; provided, however, that in respect of any such additional covenant, restriction or condition, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the trustee upon such default;

  •
  to cure any ambiguity or to correct or supplement any provision contained in the applicable indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture;

  •
  to convey, transfer, assign, mortgage or pledge any property to or with the trustee;

  •
  to make other provisions in regard to matters or questions arising under the applicable indenture as shall not adversely affect the interests of the holders and to make any change that would provide additional rights or benefits to the holders of any or all series or that does not adversely affect the legal rights under the applicable indenture of any such holder;

  •
  to evidence and provide for the acceptance of appointment by another corporation as a successor trustee under the applicable indenture with respect to one or more series of debt securities and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

  •
  to modify, amend or supplement the applicable indenture in such a manner as to permit the qualification of any supplemental indenture under the Trust Indenture Act of 1939 as then in effect, except that nothing contained in the indentures shall permit or authorize the inclusion in any supplemental indenture of the provisions referred to in Section 316(a)(2) of the Trust Indenture Act of 1939;

  •
  to provide for the issuance under the applicable indenture of debt securities in coupon form (including debt securities registrable as to principal only) and to provide for exchangeability of such debt securities with debt securities of the same series issued hereunder in fully registered form and to make all appropriate changes for such purpose;

  •
  to change or eliminate any of the provisions of the applicable indenture, provided, however, that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; and

  •
  to establish any additional form of debt security and to provide for the issuance of any additional series of debt securities.

Legal Defeasance and Covenant Defeasance

        Each indenture will provide that, at our option, we:

  •
  will be discharged from any and all obligations in respect of the debt securities of a series, except for certain obligations set forth in the indenture that survive such discharge ("legal defeasance"); or

  •
  may omit to comply with certain restrictive covenants of the indenture, including those described under "Merger," and the occurrence of an event described in clause (4) under "Events of Default" with respect to any such covenants will no longer be an event of default ("covenant defeasance");

in each case, if

  •
  we irrevocably deposit with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of such series of debt securities, (i) lawful money,

    (ii) direct obligations of the government which issued the currency in which such debt securities are denominated, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of such government and which obligations are guaranteed by such government (which direct or guaranteed obligations are full faith and credit obligations of such government, are denominated in the currency in which such debt securities are denominated and which are not callable or redeemable at the option of the issuer thereof) or (iii) a combination thereof, in each case in an amount sufficient, after payment of all federal, state and local taxes in respect thereof payable by the trustee, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay when due the principal, premium, if any, and interest to maturity or to the redemption date, as the case may be, with respect to the debt securities of such series then outstanding, and any mandatory sinking fund payments or similar payments or payment pursuant to any call for redemption applicable to such debt securities of such series on the day on which such payments are due and payable in accordance with the terms of the applicable indenture and such debt securities;

  •
  no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default with respect to debt securities of such series shall have occurred and be continuing on the date of the deposit or insofar as an event of default resulting from certain events involving our bankruptcy or insolvency are concerned, at any time during the period ending on the 91st day after the date of the deposit or, if longer, ending on the day following the expiration date of the longest preference period applicable to us in respect of the deposit (and this condition will not be deemed satisfied until the expiration of such period);

  •
  the defeasance will not cause the trustee to have any conflicting interest with respect to any of our securities or result in the trust arising from the deposit to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

  •
  the defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we bound;

  •
  we have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax in the same manner as if the defeasance had not occurred, which opinion of counsel, in the case of legal defeasance, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to us, or otherwise a change in applicable federal income tax law occurring after the date of the indenture; and

  •
  we shall have delivered an officer's certificate and an opinion of counsel stating that the conditions to such defeasance set forth in the indenture have been complied with.

        If we fail to comply with our remaining obligations under the indenture after a covenant defeasance with respect to the debt securities of any series and such debt securities are declared due and payable because of the occurrence of any event of default, the amount of money and government obligations on deposit with the trustee may be insufficient to pay amounts due on such debt securities at the time of the acceleration resulting from the event of default. We will, however, remain liable for those payments.

Satisfaction and Discharge

        With respect to any series of debt securities, the applicable indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of debt securities of such series, as expressly provided for in the indenture) as to all outstanding debt securities of such series when:

  (1)
  either (a) all the debt securities of such series theretofore authenticated and delivered (except lost, stolen or destroyed debt securities which have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all of the debt securities of such series (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at our option, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited with the trustee lawful money, direct or guaranteed government obligations, or a combination thereof, of the nature and in the amounts described above under the heading "Legal Defeasance and Covenant Defeasance" above in an amount sufficient to pay and discharge the entire indebtedness on the debt securities of such series not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the debt securities of such series to the date of deposit together with irrevocable instructions from us directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (2)
  we have paid all other sums payable under the indenture in respect of such series of debt securities; and

  (3)
  we have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to such series of debt securities have been complied with.

Events of Default

        As to any series of debt securities, an event of default is defined in the applicable indenture as being:

  (1)
  failure to pay any interest on the debt securities of that series when due, which failure continues for 30 days;

  (2)
  failure to pay principal or premium, if any, with respect to the debt securities of that series when due;

  (3)
  failure to pay or satisfy any sinking fund payment or similar obligation with respect to debt securities of that series when due;

  (4)
  failure to observe or perform any other covenant, warranty or agreement in the applicable indenture or debt securities of that series, other than a covenant, warranty or agreement, a default in whose performance or whose breach is specifically dealt with in the section of the applicable indenture governing events of default, if the failure continues for 60 days after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding;

  (5)
  if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of ours, whether such indebtedness now exists or is hereafter created or incurred, happens and consists of default in the payment of more than $25,000,000 in principal amount of such indebtedness at the maturity thereof, after giving effect to any applicable grace period, or results in such indebtedness in principal amount in excess of $25,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the applicable indenture;

  (6)
  we shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $25,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

  (7)
  specified events of bankruptcy, insolvency, receivership or reorganization; or

  (8)
  any other event of default provided with respect to debt securities of that series.

Notice and Declaration of Defaults

        So long as the debt securities of any series remain outstanding, we will be required to furnish annually to the trustee a certificate of one of our corporate officers stating whether, to the best of such officer's knowledge, we are in default under any of the provisions of the applicable indenture, and specifying all defaults, and the nature thereof, of which such officer has knowledge. We will also be required to furnish to the trustee copies of specified reports filed by us with the SEC.

        Each indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series for which there are debt securities outstanding which is continuing, give to the holders of those debt securities notice of all uncured defaults known to it, including events specified above without grace periods. Except in the case of default in the payment of principal, premium, if any, or interest on any of the debt securities of any series or the payment of any sinking fund installment on the debt securities of any series, the trustee may withhold notice to the holders if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

        If a specified event of bankruptcy, insolvency, receivership, or reorganization occurs and is continuing, then the principal amount of (or, if the debt securities of that series are original issue discount debt securities, such portion of the principal amount as may be specified in their terms as due and payable upon acceleration) and any accrued and unpaid interest on that series will immediately become due and payable without any declaration or other act on the part of the trustee or any holder. If any other event of default occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may declare the principal amount of the debt securities of that series immediately due and payable. In some cases, the holders of a majority in principal amount of the debt securities of any series then outstanding may waive any past default and its consequences, except a default in the payment of principal, premium, if any, or interest, including sinking fund payments.

Actions upon Default

        Subject to the provisions of the applicable indenture relating to the duties of the trustee in case an event of default with respect to any series of debt securities occurs and is continuing, the applicable indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request, order or direction of any of the holders of debt securities outstanding of any series unless the holders have offered to the trustee reasonable indemnity. The right of a holder to institute a proceeding with respect to the applicable indenture is subject to conditions precedent including notice and indemnity to the trustee, but the holder has a right to receipt of principal, premium, if any, and interest on their due dates or to institute suit for the enforcement thereof, subject to specified limitations with respect to defaulted interest.

        The holders of a majority in principal amount of the debt securities outstanding of the series in default will have the right to direct the time, method and place for conducting any proceeding for any remedy available to the trustee, or exercising any power or trust conferred on the trustee. Any direction by the holders will be in accordance with law and the provisions of the related indenture, provided that the trustee may decline to follow any such direction if the trustee determines on the advice of counsel that the proceeding may not be lawfully taken or would be materially or unjustly prejudicial to holders not joining in the direction. The trustee will be under no obligation to act in accordance with the direction unless the holders offer the trustee reasonable security or indemnity against costs, expenses and liabilities which may be incurred thereby.

Subordination of Subordinated Debt Securities

        Except as set forth in the related prospectus supplement and/or other offering material, the subordinated debt securities will be subordinated, in right of payment, to the prior payment in full of the senior indebtedness, including the senior debt securities, whether outstanding at the date of the subordinated indenture or thereafter incurred, assumed or guaranteed. The term "senior indebtedness" means:

  •
  the principal, premium, if any, and unpaid interest on indebtedness for money borrowed;

  •
  purchase money and similar obligations;

  •
  obligations under capital leases;

  •
  guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which we are responsible for the payment of, indebtedness of others;

  •
  renewals, extensions and refunding of any senior indebtedness;

  •
  interest or obligations in respect of any senior indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and

  •
  obligations associated with derivative products, including interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements unless, in each case, the instrument by which we incurred, assumed or guaranteed the indebtedness or obligations described in the foregoing clauses expressly provides that the indebtedness or obligation is not senior in right of payment to the subordinated debt securities.

        Upon any distribution of our assets in connection with any dissolution, winding up, liquidation or reorganization of our company, whether in a bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshalling of our assets and liabilities or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of our properties in accordance with the subordinated indenture, the holders of all senior indebtedness will first be entitled to receive payment of the full amount due on the senior indebtedness, or provision will be made for that payment in money or money's worth, before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities.

        In the event that a payment default occurs and is continuing with respect to the senior indebtedness, the holders of all senior indebtedness will first be entitled to receive payment of the full amount due on the senior indebtedness, or provision will be made for that payment in money or money's worth, before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities. In the event that the principal of the subordinated debt securities of any series is declared due and payable pursuant to the subordinated indenture and that declaration is not rescinded and annulled, the holders of all senior indebtedness outstanding at the time of the declaration will first be entitled to receive payment of the full amount due on the senior indebtedness, or provision will be made for that payment in money or money's worth, before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities.

        This subordination will not prevent the occurrence of any event of default with respect to the subordinated debt securities. There is no limitation on the issuance of additional senior indebtedness in the subordinated indenture.

Governing Law

        The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

        We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee or its affiliates under the senior indenture or the trustee or its affiliates under the subordinated indenture.

        The indentures and provisions of the Trust Indenture Act of 1939 that are incorporated by reference in the indentures contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. However, if it acquires any conflicting interest (as defined under the Trust Indenture Act of 1939), it must eliminate such conflict or resign.

Book-Entry, Delivery and Settlement

        We will issue the debt securities in whole or in part in the form of one or more global certificates, which we refer to as global securities. We will deposit the global securities with or on behalf of The Depository Trust Company, which we refer to as DTC, and registered in the name of Cede & Co., as nominee of DTC.

        We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither we, any underwriter nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC directly to discuss these matters.

        DTC has advised us that:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934;

  •
  DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates;

  •
  Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations;

  •
  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which is owned by the users of its regulated subsidiaries;

  •
  Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

  •
  The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

        We expect that under procedures established by DTC:

  •
  Upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

  •
  Ownership of the debt securities will be shown on, and the transfer of ownership of the debt securities will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        Investors in the global securities who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in securities may be subject to the procedures and requirements of DTC.

        The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

        So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the applicable indenture and under the debt securities. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities represented by that global security registered in their names, will not receive or be entitled to receive the debt securities in the form of a physical certificate and will not be considered the owners or holders of the debt securities under the applicable indenture or under the debt securities, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC's procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the applicable indenture or the global security.

        Neither we nor the trustee will have any responsibility or liability for any aspect of DTC's records relating to the debt securities or relating to payments made by DTC on account of the debt securities, or any responsibility to maintain, supervise or review any of DTC's records relating to the debt securities.

        We will make payments on the debt securities represented by the global securities to DTC or its nominee, as the registered owner of the debt securities. We expect that when DTC or its nominee receives any payment on the debt securities represented by a global security, DTC will credit participants' accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC's records. We also expect that payments by DTC's participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC's participants will be responsible for those payments.

        Payments on the debt securities represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC's rules and will be settled in immediately available funds.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global securities and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global securities for certificated notes, and to distribute such notes to its participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the company, the trustee or any of their respective agents will have any responsibility for the performance by DTC or its respective direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Securities for Certificated Securities

        We will issue certificated debt securities to each person that DTC identifies as the beneficial owner of debt securities represented by the global securities upon surrender by DTC of the global securities only if:

  •
  DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

  •
  An event of default with respect to the debt securities has occurred and is continuing; or

  •
  We decide not to have the debt securities represented by a global security.

        Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related debt securities. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the debt securities to be issued.

Same Day Settlement and Payment

        We will make payments in respect of the notes represented by the global securities (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the global securities holder. We will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the global securities are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

 DESCRIPTION OF WARRANTS

        The following description, together with the additional information we may include in any applicable prospectus or prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus or prospectus supplement. If we indicate in the prospectus or prospectus supplement, the terms of any warrants offered under that prospectus or prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus.

General

        We may issue warrants for the purchase of common stock, preferred stock or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and debt securities, and the warrants may be attached to or separate from these securities.

        We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus or prospectus supplement relating to a particular series of warrants.

        Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Additional Information

        We will describe in an applicable prospectus or prospectus supplement the terms of the series of warrants, including:

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  the offering price and aggregate number of warrants offered;

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  the currency for which the warrants may be purchased;

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  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

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  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

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  in the case of warrants to purchase debt securities, the number of debt securities purchasable upon exercise of one warrant and the price at which such securities may be purchased upon exercise;

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  in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

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  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

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  the terms of any rights to redeem or call the warrants;

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  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

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  the dates on which the right to exercise the warrants will commence and expire;

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  the manner in which the warrant agreement and warrants may be modified;

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  a discussion on any material or special United States federal income tax consequences of holding or exercising the warrants;

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  the terms of the securities issuable upon exercise of the warrants; and

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  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus or prospectus supplement at the exercise price that we describe in the applicable prospectus or prospectus supplement. Unless we otherwise specify in the applicable prospectus or prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5 p.m., Eastern time, on the expiration date that we set forth in the applicable prospectus or prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus or prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus or prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

        Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus or prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus or prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

        Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

General

        We may issue units comprised of one or more shares of common stock, shares of preferred stock, debt securities and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        We will describe in the applicable prospectus supplement the terms of the series of units, including, but not limited to:

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  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

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  any provisions of the governing unit agreement that differ from those described below; and

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  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

        The provisions described in this section, as well as those described under "Description of Capital Stock," "Description of Debt Securities," and "Description of Warrants" will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

        We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

        Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

        We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

 SELLING STOCKHOLDERS

        This prospectus also relates to the possible resale by certain of our stockholders, who we refer to in this prospectus as the "selling stockholders," who own shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. The selling stockholders originally acquired the shares of our common stock included in this prospectus through private placements of our common stock prior to our initial public offering pursuant to an exemption from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Information about the selling stockholders, where applicable, including their identities and the number of shares of common stock to be registered on their behalf, will be set forth in an applicable prospectus supplement, documents incorporated by reference or in a free writing prospectus we file with the SEC. The selling stockholders shall not sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholders and the shares being offered for resale by such selling stockholders in a subsequent prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

 PLAN OF DISTRIBUTION

        We or the selling stockholders may sell the offered securities to one or more underwriters for public offering and sale by them or may sell the offered securities to investors directly or through agents, which agents may be affiliated with us. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly or through agents and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly or through agents, which agents may be affiliated with us. Any underwriter or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement or related free writing prospectus.

        The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices, any of which may represent a discount from the prevailing market price. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the offered securities upon the terms and conditions set forth in the applicable prospectus supplement or related free writing prospectus. In connection with the sale of offered securities, underwriters may be deemed to have received compensation from us or the selling stockholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by us or the selling stockholders to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement or related free writing prospectus. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us or the selling stockholders, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable prospectus supplement or related free writing prospectus.

        Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us, our subsidiaries and the selling stockholders in the ordinary course of business.

LEGAL MATTERS

        Mayer Brown LLP of Houston, Texas, has provided its opinion on the validity of the securities offered by this prospectus.

EXPERTS

        The consolidated financial statements of Bonanza Creek Energy, Inc. and its subsidiaries as of December 31, 2011 and 2010, and for the year ended December 31, 2011 and the period from its inception (December 23, 2010) to December 31, 2010, and Bonanza Creek Energy Company, LLC and subsidiaries (predecessor) consolidated financial statements for the period January 1, 2010 to December 23, 2010 and the year ended December 31, 2009, included in our Current Report on

Form 8-K, filed with the SEC on January 28, 2013, have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The historical oil and natural gas reserve information as of January 1, 2012 and related information included and incorporated by reference in this prospectus have been derived from engineering reports prepared by Cawley, Gillespie & Associates, Inc. The estimates have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us can be inspected and copies at the SEC's Public Reference Room located at 100 F Street, N.E. Washington, D.C. 20549 at the prescribed rates. The SEC also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. Please call 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Room.

        This prospectus omits certain information that is contained in the registration statement on file with the SEC, of which this prospectus is a part. For further information with respect to us and our securities, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the registration statement. Each such statement is qualified in its entirety by such reference. The registration statement and the exhibits may be inspected without charge at the offices of the SEC or copies thereof obtained at prescribed rates from the public reference section of the SEC at the addresses set forth above.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents we filed with the SEC (File number 000-35371) pursuant to the Exchange Act are incorporated herein by reference (excluding any information "furnished" on any Current Report on Form 8-K):

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 22, 2012;

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  our Quarterly Reports on Form 10-Q for the period ended March 31, 2012, filed with the SEC on May 11, 2012; for the period ended June 30, 2012, filed with the SEC on August 13, 2012; and for the period ended September 30, 2012, filed with the SEC on November 9, 2012;

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  our Current Reports on Form 8-K, filed with the SEC on June 18, 2012, August 6, 2012, August 8, 2012, October 30, 2012, November 21, 2012 and January 28, 2013;

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  our Definitive Proxy Statement, filed with the SEC on April 30, 2012; and

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  the description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on December 9, 2011.

        We incorporate by reference the documents listed above and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding any information "furnished" on any Current Report on Form 8-K), after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this shelf registration statement are terminated. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may obtain free of charge, upon written or oral request, a copy of any or all of the information incorporated by reference in this prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such copies should be directed to:

Bonanza Creek Energy, Inc.
Attention: General Counsel
410 17th Street, Suite 1400
Denver, CO 80202
Phone: (720) 440-6100
ir@bonanzacrk.com